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                                                                  Exhibit 10a1

                      Amendment to the Fortune Brands, Inc.
                     Non-Employee Director Stock Option Plan
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     Section 4 of the Plan is amended by deleting the second sentence thereof and replacing it with the following:

          "To be entitled to receive such Option with respect to any year, an Eligible Director must be serving as a director of Fortune immediately following such Annual Meeting; provided, however, that the Committee in its discretion may award a partial grant to an Eligible Director to reflect a partial year of service by an Eligible Director who is elected or appointed to the Board of Directors after the Annual Meeting taking place prior to such partial year of service, regardless of whether the partial year of service occurred during 2001 or a prior year."